TENTH AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 14th day of November, 2012, to the Fund Accounting Servicing Agreement, dated as of April 6, 2011, as amended (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Tortoise North American Energy Independence Fund and the Tortoise Energy Income Select Fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Tortoise

Amended Exhibit C
to the Fund Accounting Servicing Agreement – Managed Portfolio Series

Name of Series
Tortoise MLP & Pipeline Fund
Tortoise North American Energy Independence Fund
Tortoise Energy Income Select Fund

FUND ACCOUNTING, FUND ADMINISTRATION, PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES at August 1, 2012

Annual Fee Based Upon Average Net Assets Per Fund
[…]% ([…] basis points) on the first $125 million
[…]% ([…] basis points) on the next $250 million
[…]% ([…] basis points) on the balance
Minimum annual fee:  $[…]per fund
▪ Additional fee of $[…] for each additional class
▪ Additional fee of $[…] per additional manager / sub-advisor per fund

CCO Annual Fees (per fund or sub-advisor)
▪ $[…]/fund (subject to change based on Board review and approval)
▪ $[…]/ sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Services Included
▪ Daily Performance Reporting
▪ Advisor Information Source Web Portal
▪ USBFS Legal Administration (e.g., registration statement update)
Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

Fees are billed monthly.

The Advisor’s signature is not required at November 14, 2012 as the fund accounting fees are not changing.

Tortoise	2

Amended Exhibit C to the Fund Accounting Servicing Agreement – Managed Portfolio Series

FUND ACCOUNTING SERVICES – Tortoise SUPPLEMENTAL SERVICES FEE SCHEDULE at August 1, 2012

Pricing Services
▪ $[…]Domestic and Canadian Equities/Options
▪ $[…]Corp/Gov/Agency Bonds/International Equities/Futures/Currency Rates
▪ $[…]CMOs/Municipal Bonds/Money Market Instruments/International Bonds
▪ $[…]- Bank Loans
▪ $[…]- Credit Default Swaps/Swaptions
▪ $[…]- Basic Interest Rate Swaps
▪ $[…]/Fund per Month - Mutual Fund Pricing
▪ $[…]/Foreign Equity Security per Month for Corporate Action Service
▪ $[…]/Domestic Equity Security per Month for Corporate Action Service
▪ $[…]/Month Manual Security Pricing (>10/day)

Factor Services (BondBuyer)
▪ $[…]/CMO/Month
▪ $[…]/Mortgage Backed/Month
▪ $[…]/Month Minimum/Fund Group

Fair Value Services (Interactive Data)
▪ $[…]on the First 100 Securities/Day
▪ $[…]on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service and are subject to change.  Use of alternative sources may result in additional fees.

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